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                                                               EXHIBIT 10.14 (b)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Agreement is dated as of January 2, 2003 and amends that certain Employment Agreement (the "Employment Agreement") dated as of September 1, 1996 between JOHN E. DODDRIDGE (the "Executive") and INTERMET CORPORATION (the "Company").

         The Executive and the Company agree that the Employment Agreement will be amended as follows.

         1. For purposes of Section 2.01 and Section 6.04 of the Employment Agreement, Executive will be deemed to give notice as of January 2, 2003 that the Employment Agreement will not to be extended further, it being the intention of Executive and the Company that the Contract Term as defined in the Employment Agreement will expire on January 2, 2005.

         2. For purposes of Section 1.01 of the Employment Agreement, Executive's title will be changed on July 17, 2003 from Chairman of the Board and Chief Executive Officer to Chairman of the Board. Executive will retain the title, duties and responsibilities of Chairman of the Board until the first regularly scheduled meeting of the Board of Directors of the Company following July 1, 2004, at which time Executive will relinquish the title, duties and responsibilities as Chairman of the Board. During the period from the relinquishment of Executive's title as Chairman of the Board until expiration of the Contract Term on January 2, 2005, Executive will remain as a Director of the Company and as an employee of the Company in the position of Chairman Emeritus (or another similar title that the Executive and the Company may agree upon). During such time, Executive will have such employment duties and responsibilities as may be agreed upon by the parties, which will include providing assistance in making a smooth transition until expiration of the Contract Term.

         3. If, prior to January 2, 2005, Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, then for purposes of applying Section 5.03 of the Employment Agreement the expiration of the Contract Term as described in paragraph 1 above will not apply, and the Contract Term will be deemed to be extended for a period of two years following the date of such termination.

         4. Section 4.08 of the Employment Agreement will be amended to read as follows: "Retirement Benefits. The Executive shall be entitled to retirement benefits equal to one year of final Annual Base Salary for each three continuous years of employment with the Company, provided that, for purposes of this paragraph, the Executive shall be credited for periods of continuous employment of less than three years on a pro rata basis to be calculated by multiplying the final Annual Base Salary by a fraction, the numerator of which shall be the number of days of continuous employment during the three year period and the denominator or which shall be the total number of days in the three year period. Retirement benefits under this paragraph

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shall be paid immediately in a lump sum upon the Executive's termination of employment for any reason, provided that if the Executive terminates for Good Reason under Section 5.03 or is terminated by the Company without Cause under
Section 5.03, for the purpose of determining the Executive's retirement benefit, in addition to the Executive's actual period of continuous employment, Executive shall be credited with additional continuous service equal to the length of time from the date of termination until the last day of the Contract Term. With regard to the retirement benefits described in this Section 4.08, the Company agrees that it will set aside in a separate and segregated fund, such as a Rabbi Trust or similar vehicle, an amount sufficient to cover the amount projected to be paid to Executive based on a termination of Executive's employment on January 2, 2005 at the end of the Contract Term as follows: (a) 75% of the total projected amount no later than December 31, 2003, and (b) 100% of the total projected amount no later than July 31, 2004. Prior to setting up such a fund, the Company will consult with the Executive or the Executive's advisors with respect to the Executive's desire for an appropriate vehicle for such funding. It is not the intention of the Company or the Executive that such funding would result in the Executive's recognition of these benefits as income prior to the payment of such benefits. The Company further agrees with respect to Executive's retirement that it will continue to provide Executive's current health care benefits until Executive reaches age 65."

         5. All other provisions of the Employment Agreement will remain in force until the expiration of the Contract Term on January 2, 2005.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

INTERMET CORPORATION


By:   /s/ John H. Reed
    --------------------------
     John H. Reed, Director


 /s/ John E. Doddridge
------------------------------
     John E. Doddridge





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